Exhibit 99.1

BRE CORPORATE NEWS
Investor Contact: Stephanie Andre, 415.445.3745 Media Contact: Thomas E. Mierzwinski, 415.445.6525

BRE PROPERTIES ANNOUNCES RESIGNATION OF CHIEF OPERATING OFFICER

July 8, 2010 (San Francisco) — BRE Properties, Inc. (NYSE:BRE) today announced the resignation of Edward F. Lange, Jr. as executive vice president, chief operating officer, effective July 31, 2010. In addition, Lange has resigned from the board of directors, effective immediately.

“After 10 years of great contributions, Ed was interested in pursuing new challenges and business opportunities. The board of directors and I are grateful to him for his service to all BRE stakeholders and his many accomplishments,” said BRE President and Chief Executive Officer Constance B. Moore. “Ed’s leadership and long-term dedication to BRE helped to establish the company as a leader in the apartment industry. His strong strategic and tactical skills benefited BRE, guiding us through the economic recession and providing us with a superior operating platform from which to grow. We want to express our appreciation and best wishes to Ed as he embarks on future endeavors.”

Upon Lange’s departure, Moore, together with members of the executive management team, will assume the responsibilities of the chief operating officer during a transitional period. “We are very confident in our current management team and the company’s ability to execute a smooth and orderly transition,” Moore said.

About BRE Properties

BRE Properties, based in San Francisco, Calif., owns and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 75 apartment communities totaling 21,735 units in California, Arizona and Washington. The company invests in communities through acquisition and development, and currently has five properties in various stages of development and construction, totaling 1,568 units, and joint-venture interests in 13 additional apartment communities, totaling 4,080 units. BRE Properties is a real estate investment trust (REIT) listed in the S&P MidCap 400 Index. For more information, please visit our website at www.breproperties.com. (Property data as of 3/31/2010.)

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BRE Properties, Inc. — 525 Market Street, 4th Floor — San Francisco, CA 94105 — Fax: 415.445.6505 — breproperties.com